Exhibit 3.1
AMENDMENT NO. 2 TO
AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP
OF
FIRST STATES GROUP, L.P.
     This Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership, dated as of September 10, 2002 (as amended by Amendment No. 1 thereto, dated as of February 17, 2004, the “Partnership Agreement”), of First States Group, L.P. (the “Partnership”) is made and entered into as of November 2, 2007, by the undersigned. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Partnership Agreement.
RECITALS
     This Amendment No. 2 is entered into with reference to the following circumstances:
     A. First States Group, LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of the Partnership.
     B. Nicholas S. Schorsch, an individual resident of New York (“Schorsch”), owns approximately 72.7% of the Partnership Units not owned by American Financial Realty Trust (“AFR”) or any Subsidiary of AFR or the General Partner.
     C. The General Partner and Schorsch wish to amend Section 2.03(a) of the Partnership Agreement in order to delete the provision requiring the mandatory dissolution of the Partnership upon the redemption of all Limited Partnership Interests (other than Limited Partnership Interests held by the Company).
     D. The General Partner and Schorsch wish to amend Section 7.01 of the Partnership Agreement to reflect that the General Partner and AFR may, without the consent or approval of any Limited Partner, engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of the assets of the General Partner or AFR, as the case may be, regardless of whether such transaction results in a change of control of the General Partner or AFR.
     E. The General Partner and Schorsch wish to amend Article XI of the Partnership Agreement, which may only be amended with the approval of Limited Partners (other than AFR or any Subsidiary of AFR or the General Partner) holding more than 50% of the Percentage Interests of the Limited Partners (other than AFR or any Subsidiary of AFR or the General Partner), in order to eliminate the approval rights of Limited Partners with respect to (i) the merger or consolidation of the Partnership and (ii) the sale of all or substantially all of the assets of the Partnership, which are contained in clauses (x) and (y) of the proviso at the end of Article XI of the Partnership Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the General Partner and Schorsch agree as follows:
     1. Article I of the Partnership Agreement shall be and hereby is amended to delete the definitions of “Offer,” “Survivor” and “Transaction.”
     2. Section 2.03(a) shall be and hereby is amended by deleting clause (iii) thereof. The existing clause (iv) shall become the new clause (iii) thereof.
     3. Section 7.01 of the Partnership Agreement shall be and hereby is amended so as to read in its entirety as follows:
     7.01 Transfer of the General Partner’s and Company’s Partnership Interest.
     (a) Neither the General Partner nor the Company shall transfer all or any portion of its Partnership Interest or withdraw as General Partner except as provided in or in connection with a transaction contemplated by Section 7.01(b) or (c).
     (b) Notwithstanding anything in this Agreement to the contrary, the General Partner and the Company may, without any approval of the Limited Partners, engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, regardless of whether such transaction results in a change of control of the General Partner or the Company; provided, that in connection with any such transaction, the General Partner shall cause, whether by purchase or merger or otherwise, each Limited Partner (other than the Company or any Subsidiary of the Company or the General Partner) to receive (whether by purchase or merger or otherwise) for each Partnership Unit held by such Limited Partner an amount in cash, securities or other property equal to the product of the Conversion Factor and the greatest per share amount of cash, securities or other property paid in any such transaction to a holder of REIT Shares in consideration of REIT Shares (and upon receipt of such consideration, each such Limited Partner shall be deemed to have withdrawn as a Limited Partner hereunder).
     (c) Notwithstanding anything in this Agreement to the contrary,

(i) the General Partner may transfer all or any portion of its General Partnership Interest to (A) the Company or (B) any direct or indirect wholly-owned Subsidiary of the Company, and following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and
(ii) the General Partner may engage in a transaction required by law or by the rules of any national securities exchange on which the REIT Shares are listed.
          4. Article XI of the Partnership Agreement shall be and hereby is amended so as to read in its entirety as follows:
AMENDMENT OF AGREEMENT; MERGER
     11.01 Amendment of Agreement. The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect; provided, however, that the following amendments shall require the consent of Limited Partners (other than the Company or any Subsidiary of the Company or General Partner) holding more than 50% of the Percentage Interests of the Limited Partners (other than those held by the Company or any Subsidiary of the Company or General Partner):
     (a) any amendment affecting the operation of the Conversion Factor or the Redemption Right (except as otherwise provided herein) in a manner adverse to the Limited Partners;
     (b) any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;
     (c) any amendment that would alter the Partnership’s allocations of Profit and Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;
     (d) any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; or
     (e) any amendment to clause (a), (b), (c) or (d) of this Section 11.01.
     11.02 Merger. Notwithstanding anything else in this Agreement to the contrary, the General Partner may, without any approval of the Limited Partners, cause the merger, consolidation or other combination of the Partnership with or into another Person or sell all or substantially all of the Partnership’s assets.

     5. Execution of this Amendment No. 2 by the General Partner and Schorsch shall constitute the consent of the General Partner and Schorsch, in accordance with Article XI of the Partnership Agreement, to the matters described herein.
     6. Except as explicitly modified by this Amendment No. 2, all of the provisions of the Partnership Agreement are hereby ratified and confirmed, and shall remain in full force and effect.
     7. This Amendment No. 2 may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.
     8. This Amendment No. 2 shall be governed by and construed in accordance with the laws of the State of Delaware.
[signature page follows]

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the day and year first above written.

FIRST STATES GROUP, LLC a Delaware limited liability company (as the General Partner)
By:	/s/ Glenn Blumenthal
	Name:	Glenn Blumenthal
	Title:	Co-President and Chief Operating Officer

/s/ Nicholas S. Schorsch
NICHOLAS S. SCHORSCH